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                                                                    EXHIBIT 99.1


                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
[LAKES ENTERTAINMENT, INC. LOGO]                      130 CHESHIRE LANE
                                                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Wednesday, January 7, 2004


            COURT ISSUES RULING ON SHINGLE SPRINGS CASINO RESOLVING
                           MOST ENVIRONMENTAL ISSUES


MINNEAPOLIS, JANUARY 7, 2004 -- LAKES ENTERTAINMENT, INC. (NASDAQ "LACO") today announced a ruling by a California Superior Court in an environmental lawsuit by El Dorado County and another group against the California Department of Transportation (Caltrans) relating to the proposed casino project of the Shingle Springs Rancheria (the Tribe). The Court ruled in favor of Caltrans on all of the County's claims challenging Caltrans' environmental review of the proposed casino project except that the Court asked for clarification on one issue.

The lawsuit was brought by El Dorado County and a group called Voices for Rural Living (VRL), challenging Caltrans' approval of the proposed interchange on Highway 50 to give the Tribe adequate access to its land. This interchange is necessary for construction of the Shingle Springs casino project to be developed and managed by Lakes. The challenge was based on the Tribe's environmental documentation for the proposed interchange project and Caltrans' methodology of environmental review in approving the project.

The Court ruled in favor of Caltrans on all of the claims made by the County and VRL, except that the Court asked Caltrans to clarify whether the State Implementation Plan for air quality demonstrates conformance with state air quality standards as well as federal standards. The Court remanded the case to Caltrans for clarification of this issue. Caltrans is presently determining whether the State Implementation Plan considered state air quality standards. If it did, Caltrans is expected to report such findings to the judge. Even if the air quality agencies did not consider the state standards, Caltrans still has the authority under California Environmental Quality Act to decide to proceed by issuing a statement of overriding considerations and reporting this to the judge. If Caltrans





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determines that the project will be in compliance with state standards or issues a statement of overriding consideration then the interchange construction can proceed after final Court approval.

This lawsuit is one of two filed by the county in an effort to stop the Tribe's interchange and casino project. In the other lawsuit, El Dorado County's challenge to the Tribe's status as a federally recognized sovereign nation and its right to conduct gaming on the Rancheria was dismissed. The Court ruled that the statute of limitations to challenge the Tribe's federal recognition had expired. A federal environmental claim is continuing in connection with that lawsuit.

Lyle Berman, Chairman and CEO of Lakes stated, "We are extremely pleased with the Court's decision, which puts the Tribe in position to begin construction of the interchange after Caltrans gathers the necessary information, makes a favorable determination on the one remaining issue and the Court approves Caltrans' ruling. We believe that the additional information needed by the Court can be submitted and approved during the first half of 2004. Interchange construction could begin immediately following the Court's approval with construction of the casino beginning approximately 90 days later." Mr. Berman continued, "We are ready to begin construction of this project and look forward to its successful completion."

Lakes Entertainment, Inc. currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. Lakes Entertainment also has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 80% of World Poker Tour, LLC, a joint venture formed to film and produce poker tournaments for television broadcast.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".


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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owned to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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